Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2017, relating to the financial statements and financial highlights, which appear in Value Line Asset Allocation Fund, Inc.’s and Value Line Small Cap Opportunities Fund, Inc.’s Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under the headings: “Financial Highlights”, “Other Service Providers”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 21, 2017